                                                                    Exhibit 12.1


Ratio of Earnings to Fixed Charges

                                                Year Ended                          Three Months
                                               December 31,                            Ended
(in 000's)
                               1994      1995      1996      1997     1998        3/31/98   3/31/99
                              -------   -------   -------   ------   -------      -------   --------
    Fixed Charges
Interest Expense              $ 1,394   $ 1,900  $ 1,400   $   600   $   400      $   590   $  1,631
Rent Expense                    2,500     2,500    4,500     5,800     5,700        1,400      1,100
*1/3                              833       833    1,500     1,933     1,900          467        367
Debt Issuance Cost                 --        --       --        --        --           --        125
Total Fixed Charges             2,227     2,733     2,900    2,533     2,300        1,057      2,123

    Earnings
Income before income taxes     19,926    34,358    28,807    7,160    37,216        9,517    (11,821)

Add: fixed charges              2,227     2,733     2,900    2,533     2,300        1,057      2,123
  Total                        22,153    37,091    31,707    9,693    39,516       10,574     (9,698)

Ratio                            9.95     13.57     10.93     3.83     17.18        10.01      (4.57)